UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_____________

FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 24, 2010

PRESTIGE BRANDS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32433 (Commission File Number)	20-1297589 (IRS Employer Identification No.)

90 North Broadway, Irvington, New York 10533
 (Address of Principal Executive Offices)

(914) 524-6810
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01       Entry into a Material Definitive Agreement.

Indenture

On March 24, 2010, Prestige Brands Holdings, Inc. (the “Company”), its wholly-owned subsidiary Prestige Brands, Inc. (“Prestige Brands”), and certain subsidiaries of the Company (together with the Company, the “Guarantors”) entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee, relating to the issuance by Prestige Brands of $150 million aggregate principal amount of 8¼% senior notes due 2018 (the “New Notes”).  The New Notes were sold in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

The terms of the New Notes are governed by the Indenture.  The New Notes were issued at a discount of 1.436% for gross proceeds of approximately $147,846,000 and bear a stated interest rate of 8¼% per annum, payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 2010.  The New Notes mature on April 1, 2018.  The New Notes are senior unsecured obligations of Prestige Brands and are guaranteed on a senior unsecured basis by the Guarantors.  The New Notes are effectively junior in right of payment to all existing and future secured obligations of Prestige Brands and the Guarantors, equal in right of payment with all existing and future senior unsecured indebtedness of Prestige Brands and the Guarantors, and senior in right of payment to all future subordinated debt of Prestige Brands and the Guarantors.

At any time prior to April 1, 2014, Prestige Brands may redeem the New Notes in whole or in part at a redemption price equal to 100% of the principal amount of the notes redeemed, plus a “make-whole premium” calculated as set forth in the Indenture, together with accrued and unpaid interest, if any, to the date of redemption.  Prestige Brands may redeem the New Notes in whole or in part at any time on or after the 12-month period beginning April 1, 2014 at a redemption price of 104.125% of the principal amount thereof, at a redemption price of 102.063% of the principal amount thereof if the redemption occurs during the 12-month period beginning on April 1, 2015, and at a redemption price of 100% of the principal amount thereof on and after April 1, 2016, in each case, plus accrued and unpaid interest, if any, to the redemption date.  In addition, on or prior to April 1, 2013, with the net cash proceeds from certain equity offerings, Prestige Brands may redeem up to 35% in aggregate principal amount of the New Notes at a redemption price of 108.250% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Within 30 days of the occurrence of a change of control triggering event, as defined in, and subject to the exceptions in, the Indenture, Prestige Brands shall make a change of control offer to each holder of New Notes.  The holders of the New Notes will have the right to accept the offer and require Prestige Brands to repurchase all or any portion of such holder’s New Notes at a redemption price of 101% of the principal amount thereof, plus any accrued and unpaid interest to the repurchase date.

The Indenture contains certain covenants that will limit, among other things, the ability of Prestige Brands and the Guarantors to:

•	incur additional indebtedness;

•	pay dividends or make other restricted payments;

•	make certain investments;

•	create or permit certain liens;

•	sell assets;

•	create or permit restrictions on the ability of their restricted subsidiaries to pay dividends or other distributions;

•	engage in transactions with affiliates; and

•	consolidate or merge with or into other companies or sell all or substantially all of their assets.

The Indenture contains customary events of default, including:

•	Failure to make required payments;

•	Failure to comply with certain agreements or covenants;

•	Failure to pay, or acceleration of, certain other material indebtedness;

•	Failure to pay certain judgments; and

•	Certain events of bankruptcy and insolvency.

An event of default under the Indenture will allow either the trustee or the holders of at least 25% in principal amount of the then-outstanding New Notes to accelerate, or in certain cases, will automatically cause the acceleration of, the amounts due under the New Notes.

Prestige Brands used $147,846,000 of net proceeds from the sale of the New Notes combined with other available funds to fund the purchase of the outstanding 9¼% senior subordinated notes due 2012 (the “Old Notes”) and certain costs relating to the early settlement of Prestige Brand’s cash tender offer and consent solicitation with respect to $97,913,000 in aggregate principal amount of the Old Notes and to retire its existing credit agreement. Accrued interest on the tendered Old Notes was also paid.

The foregoing summary of the material terms of the New Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture (including the form of New Notes attached thereto), copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending March 31, 2010.

Registration Rights Agreement

In connection with the issuance of the New Notes, Prestige Brands, the Guarantors and the initial purchasers for the New Notes entered into a registration rights agreement dated March 24, 2010 (the “Registration Rights Agreement”).  Under the Registration Rights Agreement, Prestige Brands and the Guarantors agree, among other things, to use their commercially reasonable efforts to file and cause to become effective an exchange offer registration statement with the Securities and Exchange Commission (“SEC”) with respect to a registered offer (the

“Exchange Offer”) to exchange the New Notes for freely-tradable notes of Prestige Brands substantially identical in all material respects to the New Notes (the “Exchange Notes”).  Under certain circumstances, in lieu of a registered exchange offer, Prestige Brands and the Guarantors have agreed to file a shelf registration statement with the SEC with respect to the resale of the New Notes.  In the event that the Exchange Offer is not consummated on or prior to the 366th day after the original issue of the New Notes, the annual interest rate borne by the New Notes will be increased by 0.25% for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.00% per annum thereafter, until the Exchange Offer is completed, the shelf registration statement is declared effective or, if such shelf registration statement ceased to be effective, again becomes effective or until the second anniversary of the original issue date of the New Notes, unless such period is extended as described in the Registration Rights Agreement.

The foregoing summary of the material terms of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending March 31, 2010.

Fourth Supplemental Indenture

On March 24, 2010, Prestige Brands, the Guarantors, and U.S. Bank National Association, as trustee, executed a fourth supplemental indenture (the “Fourth Supplemental Indenture”) supplementing and amending the indenture governing the Old Notes, dated as of April 6, 2004 (as supplemented and amended, including as supplemented and amended by the Fourth Supplemental Indenture, the “Old Notes Indenture”).  The execution of the Fourth Supplemental Indenture was accomplished as a result of the receipt of tenders and related consents from the holders of at least a majority in principal amount of the Old Notes in response to Prestige Brands’ previously announced tender offer and consent solicitation (the “Tender Offer and Consent Solicitation”).

The Fourth Supplemental Indenture amends the Old Notes Indenture to, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default contained therein, and to make conforming changes to the Old Notes Indenture.  In addition, the Fourth Supplemental Indenture also amends the Old Notes Indenture to reduce the minimum redemption notice period from 30 days to at least three days prior to a redemption date.  Any Old Notes tendered on or before 5:00 p.m., New York City time, on March 23, 2010, that were not validly withdrawn before such time can not be withdrawn, nor can any Old Notes tendered after such time be withdrawn after April 6, unless in either case the Company is otherwise required by applicable law to permit the withdrawal.

The foregoing summary of the material terms of the Fourth Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the Fourth Supplemental Indenture, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending March 31, 2010.

Credit Agreement

On March 24, 2010, the Company and Prestige Brands (the “Borrower”) entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, Deutsche Bank Securities Inc., as syndication agent, and a syndicate of financial institutions and institutional lenders.

The Credit Agreement provides for:

•	A senior secured term loan facility in an aggregate principal amount of $150 million; and

•
A non-amortizing senior secured revolving credit facility in an aggregate principal amount of up to $30 million (a portion of this facility is available for swing loans and for the issuance of letters of credit).

A portion of the net proceeds of the Credit Agreement, along with cash on hand and the proceeds of the offering of the New Notes, were used (and in the case of certain Old Notes, will be used) to purchase, redeem or otherwise retire all of the Old Notes and to repay all amounts under our former credit facility and terminate the associated credit agreement.  The revolving credit facility will also be used for working capital and general corporate needs.

Uncommitted Incremental Increases. The Borrower has the right to increase the commitments under the Credit Agreement by up to $200 million, provided certain conditions are met.  None of the lenders under the Borrower’s Credit Agreement has committed or is obligated to provide any such increase in the commitments.

Collateral and Guarantees. All obligations of the Borrower under the Credit Agreement and any exposure in respect of secured cash management transactions incurred on behalf of the Borrower or any other loan party, or under any secured interest rate agreement or other secured hedging arrangements entered into with any of the lenders, is unconditionally guaranteed by the Guarantors, including the Company, and, under certain limited circumstances, certain of the Company’s future foreign subsidiaries.

Except as provided below, the obligations under the Credit Agreement are secured by a first-priority security interest in substantially all of the assets of the Borrower and each Guarantor, including but not limited to:

•
A perfected, first-priority pledge of all of the capital stock held by the Borrower or any Guarantor, except for 35% of the voting stock of certain non-U.S. subsidiaries, to the extent that such pledge would result in adverse tax consequences to the Borrower or a Guarantor, and

•	Perfected first-priority security interests in substantially all other tangible and intangible assets of the Borrower and the Guarantors.

Interest and Fees. All loans will bear interest, at the option of the Borrower, at one of the following rates:

•
Base Rate Loans. (1) at a rate per annum equal at all times to the highest of (a) Bank of America N.A.’s “prime rate”; (b) 0.50% per annum plus the Federal Funds Rate; and (c) the Eurodollar Rate for an interest period of one month plus 1.00% plus (2) the applicable margin then in effect.

•	Eurodollar Rate Loans. (1) at a rate per annum equal to the sum of (a) the Eurodollar Rate determined for the applicable interest period and (b) the applicable margin then in effect.

Default Interest. During the continuance of a material event of default or, upon (i) receipt by the Borrower of a notice from the administrative agent or (ii) receipt by the administrative agent of a notice from the requisite lenders, during the continuance of any other event of default, loans shall bear interest at an additional 2% per annum.

Unused Commitment Fee. An unused commitment fee equal to 0.50% per annum of the daily average unused portion of the revolving credit facility will accrue, payable quarterly in arrears and at maturity of the revolving credit facility.

Repayment; Prepayments. The term loan facility will mature on March 24, 2016.  Each loan thereunder will amortize during the period such loan is outstanding in quarterly installments that shall each be equal to 0.25% of the initial principal amount of the loans made under the term loan facility with the balance of such loan payable on the maturity date.

The revolving credit facility will mature, and the revolving credit commitments relating thereto will terminate, on March 24, 2015.

Optional prepayments of borrowings under the Credit Agreement, and optional reductions of the unutilized portion of the revolving credit facility commitments, will be permitted at any time, in minimum principal amounts, without premium or penalty, subject to reimbursement of the lenders’ redeployment costs in the case of a prepayment of Eurodollar Rate borrowings other than a prepayment made on the last day of the relevant interest period.

Mandatory Prepayments. The Credit Agreement requires, subject to certain exceptions, prepayments from excess cash flow, and from the proceeds of certain asset sales, issuances of debt, and insurance.

Certain Covenants. The Credit Agreement requires the Borrower to meet certain financial tests, including without limitation, a maximum leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures covenant.  In addition, the Credit Agreement contains certain representations and warranties and affirmative and negative covenants which, among other things, limit the incurrence of additional indebtedness, guarantees, investments, distributions, transaction with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

Events of Default. The Credit Agreement contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgment defaults in excess of specified amounts, failure of any guaranty or security document or any subordination provision supporting the Credit Agreement to be in full force and effect and change in control.

The foregoing summary of the material terms of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending March 31, 2010.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 24, 2010, upon completion of the Company’s refinancing of its existing indebtedness, as described in Item 1.01 above, the Credit Agreement, dated as of April 6, 2004, as amended (the “Existing Credit Agreement”), among Prestige Brands, Prestige Brands International, LLC, the lenders and issuers parties thereto, Citicorp North America, Inc., as administrative and collateral agent, Bank of America, N.A., as syndication agent, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as documentation agent, together with the related agreements executed in connection with the Existing Credit Agreement, were terminated.  In addition, on March 24, 2010, Prestige Brands issued a Notice of Redemption for the remaining outstanding Old Notes, which Prestige Brands expects to redeem on April 15, 2010.  Upon consummation of the redemption of the Old Notes outstanding on April 15, 2010, the Old Notes Indenture, together with the related agreements executed in connection with the Old Notes Indenture, will terminate.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 3.03.	Material Modifications to Rights of Security Holders.

The information contained in Item 1.01 of this Report under the heading “Fourth Supplemental Indenture” is incorporated by reference into this Item 3.03.

Item 7.01	Regulation FD Disclosure.

Refinancing Press Release

On March 24, 2010, the Company announced via press release that Prestige Brands, Inc., a wholly-owned subsidiary of the Company, had completed its offering of the New Notes and the early settlement of its previously announced cash tender offer and consent solicitation with respect to the Old Notes.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

DenTek Oral Care, Inc. Litigation

Reference is made to part II, Item 1 of the Company’s Quarterly Report on Form10-Q for the quarterly period ended December 31, 2009 and filed with the Commission on February 9, 2010, which is incorporated herein by this reference.

On March 25, 2010, Medtech Products Inc. (“Medtech”), a wholly-owned subsidiary of the Company and plaintiff in the pending law suit against DenTek Oral Care, Inc. (“DenTek”) and others in the U.S. District Court for the Southern District of New York, settled all of the claims and counterclaims involving DenTek in the law suit on terms mutually agreeable to Medtech and DenTek.  No payment by Medtech or the Company is required as part of the settlement.

Item 9.01.	Financial Statements and Exhibits.

(d) See Exhibit Index immediately following the signature page to this report, which is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.

Date: March 30, 2010
	By:	/s/ Peter J. Anderson
Name: Peter J. Anderson
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1
Press Release dated March 24, 2010, announcing the completion of the previously announced private placement offering by Prestige Brands, Inc. and the early settlement of the previously announced cash tender offer and consent solicitation by Prestige Brands, Inc.